Exhibit 99.2

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon, ladies and gentlemen, thank you for joining us today. Today’s call is being recorded. During today’s Q&A session, we ask that you please limit your questions to allow everyone a chance to ask a question. At this time for opening remarks and introductions, I’d like to turn the call over to Mr. Peter Weinberg, Vice President of Investor Relations. Please go ahead, sir.

Peter Weinberg, Vice President, Investor Relations

Thanks, Tom. Thank you and good afternoon. Welcome to MIVA’s First Quarter 2007 Financial Results Conference Call. Joining me on the call today, our Chief Executive Officer, Peter Corrao; Chief Financial and Administrative Officer, Lowell Robinson; and President and CMO, Seb Bishop. I would like to remind everyone that today’s comments include forward-looking statements. These statements are subject to risks and uncertainties that may cause actual results and events to differ materially. These risks and uncertainties will be outlined at the end of this conference call and are also detailed in MIVA’s filings with the Securities and Exchange Commission.

To begin, let’s review how we measure our financial performance. In addition to the standard GAAP measurements, we utilize certain profitability-based metrics to evaluate our period-to-period and year-over-year performance. They are adjusted EBITDA and adjusted net income, or loss. Beginning in Q1 2006, MIVA calculated adjusted EBITDA and adjusted net income loss by adding non-cash compensation expense to the calculation. Notably, beginning in Q4 2006, MIVA discontinued this practice. MIVA believes that the use of these measures does not lessen the importance of GAAP measures.

We believe that adjusted EBITDA and adjusted net income loss provide meaningful measures for comparison of the Company’s current and projected operating performance with its historical results, due to the significant increase in non-cash amortization that began in 2004, primarily due to certain intangible assets resulting from mergers and acquisitions. MIVA defines adjusted EBITDA as EBITDA earnings before interest income taxes, depreciation, and amortization plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business.

MIVA uses adjusted EBITDA as an internal measure of its business and believes it is utilized as an important measure of performance by the investment community. MIVA sets goals and awards bonuses in part based on performance relative to adjusted EBITDA. MIVA defines adjusted net income loss as net income or loss plus amortization plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business – in each case, including the tax effects, if any, of the adjustments.

For a detailed review of our first quarter 2007 results, including a reconciliation of our non-GAAP financial measures, please refer to the press release we issued today and to our Form 10-Q for the first quarter 2007 to be filed with the Securities and Exchange Commission. To comply with the SEC’s guidance on fair and open disclosure, we have made this conference call publicly available via audio webcast through the investor relations section of our website and a replay of the conference call will be available for 90 days after the call.

I’d now like to turn the call over to our CEO Peter Corrao. Peter?

Peter A. Corrao, Chief Executive Officer

Thanks, Peter. Good afternoon, everyone, and welcome to MIVA’s First Quarter 2007 Conference Call. We appreciate having you on our call today. Overall, we’re encouraged with the direction of MIVA’s first quarter performance. We achieved significant margin improvement that validates our strategy for transition into more of an online consumer-oriented direct marketer. Our mix shift into MIVA-owned primary traffic accelerated and helped facilitate our margin expansion. We extended our consumer audience reach through our toolbar products and websites, and generated considerable progress in the monetization of our MIVA-owned audience. The monetization gain was due primarily to increased revenue from our new advertising and listings provider and our investments in ad spending. MIVA Direct, our primary traffic business contributed 31% of total revenue of 43.2 million in the quarter versus 24% in Q4 2006. Our MIVA Media third party ad network generally performed to plan.

We recorded strong sequential revenue growth of 29% in our MIVA-owned primary traffic business, which helped to increase our consolidated gross margins to 53% in Q1 ‘07 compared to 47% in Q4 ‘06.

Notably, our disciplined operating expense management coupled with our margin improvement results in 300,000 and positive adjusted EBITDA helping us to reach an important milestone for returning the company to profitability, a goal we established at the time that I was named CEO last year.

During the second quarter of ‘06, we undertook the first phase of our restructuring plan and reduced our operating expenses by 6 million on an annualized basis. Over the course of ‘06, we continued to look for ways to improve efficiency and in Q1 ‘07 we undertook the second phase of our restructuring plan, which we expect will further reduce our operating expenses by approximately 10 million annually or 2.5 million a quarter.

On the strategic front, we shifted our focus towards becoming more of a consumer oriented direct marketer. We accomplished this initial shift by investing in our MIVA Direct business. MIVA Direct is a key component of our strategy and central to measuring our progress going forward. This is a division that owns and operates our own proprietary traffic. MIVA Direct operates a growing portfolio of MIVA-owned consumer destination websites, as well as a range of consumer-oriented interactive products including toolbars, customized cursors, and screen savers. MIVA Direct’s consumer destination website organization organizes audiences into marketable vertical categories and facilitate the distribution of our toolbar products. The shift towards primary traffic in order to leverage our existing assets and drive higher gross margins was central to progressing in our turnaround and underpins our return to adjusted EBITDA profitability in Q1 ‘07.

We’re pleased to have demonstrated success in delivering against our initial turnaround objectives. And we believe the results of our efforts are reflected in our first quarter positive adjusted EBITDA and our guidance for second quarter EBITDA breakeven. We’re also pleased to see the value created in our current market environment. The market is rewarding the fact that consumers continue to spend more of their available media time online and advertisers continue to spend more and more money to reach the growing online consumer audience.

We believe with our strategy we are positioned to leverage this positive trend and the continued strength demonstrated by our online advertising market. On the Media side of our business, we serve ads to help advertisers reach relevant consumers across the fragmented Internet through our third party ad network. While on the MIVA-owned primary traffic consumer side, we developed direct marketing relationships with our audience and create value for them as the advertisers seek to reach them. Given the positive trends in the marketplace and our turnaround efforts, we believe that we have established an operational and financial platform to build on. However, we’re also mindful of the challenges we face both on the media legacy third party ad network side of our business and in achieving overall revenue growth. In the near term, we’re focused on improving margins for our third party media business.

Our Precision Network in the US showed continued strength in the first quarter with an improvement in RPC and almost a threefold increase in the number of participating advertisers. Media US gross margins were up sequentially in part due to the impact from improving Precision RPC. Countering the overall Precision RPC increase was a 32% sequential increase in B&B paid clicks from Q4 ‘06 to Q1 ‘07, which on average had a significantly lower RPC in revenue share. However, given the lower revenue share or tack for our B&B business, the increasing clicks did not have an adverse affect on our gross margins.

Inside of our EU media business, we have initiated a process for reviewing the economics behind our partner deals and in certain cases we expect to unwind unprofitable deals. While we believe our operating model represents a reasonable baseline we expect to achieve growth through two major value creators. First, MIVA-owned primary traffic, and of course, second, monetization. We believe that these value creators will deliver the best long-term growth for our business and capital appreciation for our shareholders. We believe our first value creator is MIVA-owned primary traffic. With MIVA Direct, our primary traffic business, our active toolbar install base currently enables direct marketing relationships with 8.4 million consumers as of March ‘07, compared to 7.7 million consumers as of December 31, 2006. In addition to our toolbars, MIVA Direct also maintains a portfolio of MIVA-owned consumer destination websites, including vertical content sites and entertainment-oriented sites, included in Alexa top 100 ranked sites. Currently our portfolio of sites includes Screensavers.com, SuperHoroscopes.com, JokeBanana.com, and WeatherStudio.com, just to name a few.

Ultimately our goal is to create a large consumer network that supports a variety of ad units from our advertisers, including CPM display ads, CPA, lead generation, rich media, video, and other emerging vehicles. This network would tie together our various vertical toolbar products and our current sites as well as our planned consumer entertainment and micro niche vertical sites. Over the course of ‘07, we plan to invest behind and launch additional sites and we expect to continue to optimize our portfolio of sites to drive monetization gains, revenue growth, and margin improvement. We believe our current portfolio of website properties represents a compelling value for advertisers seeking access to high quality inventory. We plan to continue to focus on two main traffic acquisition strategies to ensure we maintain and improve our competitive position, including online marketing and search optimization or SEO.

Online marketing continues to be a major source of traffic acquisition for us. During Q1, our ad-spend totaled $7.5 million compared to $6.6 million in Q4 ‘06. We have a talented group of ad buyers, and we continue to refine our efforts to drive relevant traffic to our sites, in turn increasing our toolbar distribution. We are focusing our efforts on increasing our return on ad-spend. We have been and expect to continue to buy advertising in new markets, including Europe where our efforts on this initiative began during late Q3 ‘06.

Search engine optimization is also a priority for us as we intend to increase our efforts over the next few quarters. It’s a long-term initiative and developing an effective SEO program takes time; we believe this will help improve our overall return on ad-spend over time, though.

The second value creator is monetization. During Q1 ‘07, we realized a significant gain in monetization, due primarily to increased revenue from our new advertisement listings provider. As we begin to funnel more consumer traffic into our network of owned sites, we expect to improve the monetization on those sites. The expected monetization improvements is partly due to the fact that our sites are very niche oriented and specific, enabling advertisers to effectively target their desired audience.

On some of our current highly trafficked sites, the value of CPM advertising is improving, the number of visitors is increasing, and advertisers are getting the returns they anticipate. We expect monetization across our networks and consumer sites will continue to grow as our various brands become better known and our total available inventories increase. We believe our third party ad networks could benefit from a higher quality traffic we expect to generate within our consumer network.

So with that said, I will now turn the call over to Lowell who will cover our financial results and our outlook for Q2. So Lowell, you want to take it from there?

Lowell W. Robinson, Chief Financial Officer and Chief Administrative Officer

Thank you, Peter. We are pleased with our progress during Q1 2007 for transitioning into more of an online consumer-oriented direct marketer, as evidenced by our first quarter mix shift and margin improvement. We believe the increase in higher margin MIVA direct revenue on top of a more efficient cost base will enable us to achieve anticipated breakeven in Q2 2007, one quarter ahead of our own expectations.

Turning to our Q1 2007 results, we achieved consolidated revenues of 43.2 million compared to 43.5 million in Q4 2006, representing a marginal sequentially – marginal sequential decrease, but consistent with our expectation of essentially flat revenue. EBITDA was a $2.8 million loss in Q1 2007. However, if you exclude the 3.1 million in restructuring charges for the 20% head count reduction, we would have had positive EBITDA of $300,000.

Consolidated revenues were in line with our expectations due primarily to MIVA Direct’s approximate 3 million in sequential revenue growth, which offset a 3.4 million decline in media third party ad network revenue. Consolidated gross margins were 52.9% in Q1 2007, well above the 46.5% gross margin reported in Q4 2006. The gross margin gain was primarily due to continued strength from our higher margin MIVA Direct primary traffic business, which contributed 31% of total revenue in Q1 2007 compared to 24% in Q4 2006. As we anticipated, our ongoing revenue mix shift accelerated over Q1 2007.

MIVA Direct generated 13.5 million in revenue in Q1 2007, up 29% sequentially over Q4 2006. MIVA Direct had 8.4 million active toolbars as of March 31, 2007, compared to 6.2 million in the comparable prior year period and 7.7 million as of December 31, 2006. MIVA Direct’s revenue growth accelerated over Q1 2007, primarily due to our transition on January 28, 2007 from our former advertisement listings provider to our new monetization partner. As a result of the timing, our Q1 2007 results reflect the impact from the switch to our new partner. MIVA Direct’s gross margin was approximately 94% in Q1 2007, which is comparable to both the Q4 and Q1 quarters of 2006. MIVA Direct’s gross margin excludes advertising spend of 7.5 million in Q1 2007 and 6.6 million in Q4 2006, which is included in consolidated operating expenses within the marketing, sales, and service line. Including the advertising spend, MIVA Direct’s gross margin was 39% in Q1 2007, compared to 28% in Q4 2006 and 35% in Q1 2006.

As we anticipated, margins increased over Q1 2007 due in part to monetization gains as a result of the switch to our new advertising listings provider. In our total media third party ad network including Media US, B&B and Media EU, we recorded 329 million total paid clicks in Q1 2007, essentially flat when compared to 332 million in Q4 2006, but up significantly from the Q1 2006 level of 248 million clicks. Q1 2007 revenue for a total media third party ad network was 29.2 million compared to 32.6 million in Q4 2006. The 3.4 million decline in total media revenue was attributed to a decline in Media EU and US blended RPC, and in part due to a significant increase in the number of lower price remnant and run of network clicks in our B&B business.

In our total Media US business, including B&B, paid clicks were up 1% sequentially from Q4 2006, while in our lower price tier, B&B paid clicks were up 32% sequentially. Media US gross margins increased from 31% in Q4 2006 to 34% in Q1 2007, primarily due to a decrease in traffic acquisition costs. In our Media EU business, paid clicks were down 8% sequentially from Q4 2006, and Media EU click revenue was down 2.2 million over the same period. We are continuing to focus on stabilizing our Media EU business and have recently consolidated management of the Media EU and the Media US under Brian Mukherjee, our SVP, North American and European operations.

Media EU gross margins increased from 32% in Q4 to 33% in Q1 2007. Traffic acquisition costs were down from Q4 2006 to Q1 2007. Small Business recorded $500,000 in revenue in Q1 2007, this compares to 400,000 in Q4 2006. Overall, the US business, which includes US Media, MIVA Direct, B&B and Small Business recorded 29.2 million in revenue in Q1 2007 or 68% of total revenue, while the EU business recorded 14 million in revenue or 32% of total revenue. In Q4 2006, the US businesses recorded 27.3 million in revenue or 63% of total, while the EU business recorded 16.2 million or 37% of total revenue.

Operating expenses were 28.2 million in Q1 2007 compared to 27.2 million in Q4 2006. The 1 million increase in operating expenses includes 3.1 million in restructuring charges and approximately 800,000 in incremental advertising spend for MIVA Direct. Adjusting for the restructuring charges and ad spend our operating expenses were 17.6 million in Q1 2007, below Q4 2006 of 20.6 million or $3 million less. Q1 2007 operating expenses also included 2.1 million in non-cash stock compensation compared to 1.4 million in Q4 2006.

We anticipate our operating expenses excluding advertising spend from MIVA Direct to continue to decrease in the coming quarter as a result of our Q1 2007 restructuring plan, which is expected to yield approximately 10 million in analyzed savings or 2.5 million per quarter. EBITDA was a loss of 2.8 million in Q1 2007, which as I said previously includes 3.1 million in restructuring charges and approximately 800,000 in incremental ad spend from MIVA Direct. This compares to an EBITDA loss of 4.2 million in Q4 2006, which included approximately 1.5 million in non-recurring items. Excluding the 3.1 million in restructuring charges, Q1 2007 adjusted EBITDA was positive 300,000. GAAP net loss was 5.3 million or 17 cents loss per basic share in Q1 2007. This compares to a GAAP net loss of 6.2 million or 20-cent loss per basic share in Q4 2006.

Now turning to our balance sheet. Cash, cash equivalents, and short-term investments were 21.4 million at March 31, 2007, a decrease of 8.2 million from December 31, 2006. The decrease in cash was primarily due to normal operating expenses, the restructuring charges, and 2006 target bonus payouts paid in Q1 2007. In addition, several large remittances expected by the end of March 2007 were received in the first week of April. As of April 30th, 2007, the company had approximately 23 million in cash and cash equivalents.

As of March 31, 2007, the company had an active employee base of 346 full-time employees, down from 401 full-time employees at December 31, 2006. As a result of the company’s Q1 2007 restructuring plan, the company’s active employee base is expected to decrease to approximately 320 full-time employees by the end of May 2007.

Our outlook for Q2 2007. The company is forecasting revenue of approximately 40 million. The expected decrease from the first quarter is attributed to the previously announced expiration of one of our private label agreements, the culling of unprofitable partnerships in our MIVA Media EU business and the expected impact of seasonality within our businesses.

The company expects to achieve breakeven EBITDA in Q2 2007. The anticipated marginal decrease versus first quarter EBITDA, excluding restructuring charges is due to seasonally lower Media revenue, partially offset by lower operating expenses due to a full quarter of the 20% head count reduction. The company expects cash and cash equivalents to be approximately 23 million as of June 30th, 2007. Peter and I look forward to share with you MIVA’s accomplishments throughout the year.

And I’ll now turn it back to Peter Corrao for some concluding remarks.

Peter A. Corrao, Chief Executive Officer

Thank, Lowell, for that. So in conclusion, we’re proud of the many improvements we’ve made both to our cost base and to our strategy. We’re also very mindful that there’s more work ahead of us. We believe we’ve made great progress in our effort to turn around and reposition MIVA and we plan to maintain a prudent cost controls as we execute against our strategy to transition into more of an online consumer oriented direct marketer. We believe cost management coupled with our strategy for increasing the overall mix of MIVA-owned primary traffic will facilitate higher gross margins and revenue on top of a more efficient cost base. Our Q2 ‘07 guidance for breakeven EBITDA on lower revenues validates our expected improvements and our cost strategy.

Thanks again, then, for joining us on our Q1 2007 conference call. We look forward to updating you in the coming months and quarters. I’ll now turn the call back to Peter W and the operators for questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] We will go first to Eric Martinuzzi with Craig-Hallum Capital Group.

<Q – Eric Martinuzzi>: Good afternoon, gentlemen and congrats on the progress. I’m curious about the – whether or not the full-year guidance is still intact. You’ve talked previously about a business of $175 million. Given, at least my own model is significantly ahead of where you guided to for Q2, do you still stand by the 175 million or is the focus more on the profits?

<A – Lowell Robinson>: Eric, this is Lowell. The focus is really more on the profits. And Peter and I feel strongly consistent with what we said on the last call that we expect to get to $3 million in EBITDA in the fourth quarter, which on a run-rate basis will achieve 12 million going into 2008. So we’re not as concerned with respect to the overall revenues. It’s really to getting to a more profitable business over time and we are working earnestly in that stead.

<A – Peter Corrao>: Let me add to that, Eric, because I don’t want to mislead on this, though, and that’s this point. We still don’t have a plan at all in place to do any sort of wholesale cut on revenues and become, as an example, I think you and I have actually talked about something like this, we don’t have it all a plan to become maybe $100 million business that’s very profitable. We’re trying to make the switch from third party traffic with low margins that aren’t growing to first-party traffic with very high margins that are growing at a precipitous rate. We’re trying to make that switch on about flat revenues. And in doing so, we’re trying to get ourselves to profitability and cash growth quicker and still make all that happen by the end of the year. So while your model may not add out exactly for 175 because of our guidance down in Q2 revenues, internally we’re still trying to get revenues back to this flatness that we’ve always been talking about, which have loosely stated been in this 42 to 44 range. So our internal goals are still there. However, what Lowell’s saying is exactly right, even without that, even guiding at revenues at 44 million, we think we can still have the company flat to EBITDA profitable at that range. Does that make sense?

<Q – Eric Martinuzzi>: Yes.

<A – Peter Corrao>: Okay.

<Q – Eric Martinuzzi>: I think I follow. Last question here, you’ve been investing in Europe now for a good four months or so. Are you seeing any traction here? It’s May of 2007 and I know it was Q4 when you first started investing there. Are any of those 8.4 million toolbars in Europe?

<A – Peter Corrao>: They are, so, the – toolbars turn over at such a rapid pace it’s hard to give you a clear answer on that. So, I’ll give you a lot of answers maybe to help you zero in. We had that growth in toolbars from quarter-to-quarter of 700,000. Included in that quarter-to-quarter growth was that we had done some investing, kind of test investing in Q4. Interestingly enough, we’re getting about two times the bang for our dollar spent for a European toolbar – this is for the acquisition of the toolbar, for the acquisition of a European toolbar – than we are for an American toolbar. And about double the amount of toolbars that came in the 700,000 incremental for the quarter, Eric, 2X the amount is related to – its proportion of the amount of spend were from Europe. So, if we did nothing more than continue to practice, you would make a case that Europe ultimately would out-swarm the States. Were not predicting that, as you might know, we’re trying to get Europe up to about the same size as the States and make that happen perhaps over an 18-month period, or something like that. So, we still feel good about it. An exaggerated amount of our new toolbars plus our existing toolbars was in Europe. So it looks like the game we’re playing there for acquiring and selling that ROI is equal to or greater than the States is working well for us. And we plan on continuing and exaggerating the spend in Europe to try to exaggerate the growth there. Secondly, it turns out that Continental Europe performs for us at slightly lower overall buy rates, but slightly higher exaggerated sell rates. And then from our testing and now our rollout, it looks like the UK is almost a surrogate to the US. Mainly all the volume metrics for the buy side and sell side in the UK looked just about like the States. So, we’re learning a lot, and we’ve had more success in Europe as we maintained our growth, as we’ve maintained and grown, than we have in the States and yet we’re still doing a good job in the States against our buy rates.

<Q – Eric Martinuzzi>: What about absolute number? Can you give me an absolute number of Europe toolbars?

<A – Peter Corrao>: We haven’t released it. And I don’t think we would be – we are not opposed to doing it, I just don’t have it, Eric.

<Q – Eric Martinuzzi>: Okay. Thank you.

<A – Peter Corrao>: Well, what’s the number that we can get Peter to get out.

Operator: We’ll take our next question from Colin Gillis with Canaccord Adams.

<Q – Colin Gillis>: Hi, good afternoon, everyone.

<A – Peter Corrao>: Hi, Colin.

<Q – Colin Gillis>: So, just in terms of monetization of the primary traffic, what are you seeing, is it better ad coverage, more relevancy, higher rates, some magic combination of all of the above?

<A – Peter Corrao>: It’s a magic combination of everything you said and about evenly distributed.

<Q – Colin Gillis>: Got it. And then what are you plans to beef up primary traffic going forward?

<A – Peter Corrao>: Well, that’s part of what Eric was just asking about. So the biggest – there’s one big plan and that’s do a good job against our ad spend to develop and extrapolate more toolbars. The second piece of what we’re doing is trying to develop, especially in Europe, very specific toolbars that monetize better than those that don’t. So as an example, if finance verticals inside of our monetization partner were out-monetizing 5 to 1 travel, let’s say, we know a lot about building a toolbar base now that we didn’t when we were first building here in the States. So, we’re trying to aim after those verticals that monetize to a fare-thee-well in the first place. And then the second batch of items that we’re doing is trying to add to lifetime value of any MIVA-owned traffic. So this is more of a second quarter initiative and I’ll give you guys more of an update when we get to second quarter. But we’re looking at specific initiatives that would give us more shelf life on top of a toolbar download. So the good news about toolbars is that they monetize fairly well and we can make money on them at a high margin. The bad news is toolbars turn over quickly and you’ve got to keep churning that ad spend into it to keep your numbers together. So the second thing that we’re looking at now that we think we have our calibration together, especially on Europe and in the States, is how can we get the lifetime value of the consumer that we land to stay with us longer? And we’ve got some really exciting things that we’re working on and we’ll be talking to you more about that second quarter.

<Q – Colin Gillis>: Understood. All toolbars aren’t created equal.

<A – Peter Corrao>: That’s for sure.

<Q – Colin Gillis>: Thank you.

Operator: We’ll take our next question from Youssef Squali with Jefferies & Company.

<Q – Hagit Reindel>: Thanks. This is Hagit Reindel for Youssef. Just staying on the European side just for a little bit. But on the third party media business, you’ve actually announced quite a few distribution deals lately, but that doesn’t seem to be moving revenues in that segment at all. Can you just talk little bit about that? And also about the cleanup, I guess that you mentioned in your prepared remarks and just comment little bit on that? And then if you could just tell us what CapEx was in the quarter, thanks.

<A – Peter Corrao>: Sure. Good questions all. Look, our general story for the last three quarters, pretty much since I took over has been that this third party business is struggling for any sort of growth. It’s a tough darn business to be in. And it’s got relatively low and getting worse margins. So, our first play was to recognize that, find ourselves another growth engine. We think we found it in owned and operated traffic, whether we monetize it with our advertisers or whether we send it off to our new monetization partner [inaudible] We feel much more comfortable with our ability to grow those revenues than we do the third party revenues. Second component of that is it’s still approximately – I don’t want to exaggerate here, we’d have to go to the exact numbers, but it’s still approximately a third of our business, which is much better than it was just a quarter ago and two quarters ago. So what we’re trying to do is overwhelm this on average run rate of about $170 million business with a third of the revenue and underwhelm it with two-thirds of the revenue. So, I’ll get sort of flat to down revenues in the third party traffic, we certainly want to make sure that at least we’re able to harvest it and get all we can from a margin improvement out of it while we metamorphosize the company. So that leads to second part of your question is, what about this cleanup? And the days of MIVA needing to clean up sort of ill gotten gain or nefarious traffic partners are over. I think we do a great job of that. We don’t have fraudulent traffic in our network. We monitor it like crazy, we filter it like mad, but we do have deals that we’ve cut for one reason or another that aren’t profitable. And now we’ve got monitoring systems in place and management in place that can do something about that. So one of the reasons that we guided down in revenues but not in margins and EBITDA in Q2 is we anticipate that we’ll take a substantial amount of bad – I don’t want to call it bad. Well, what should I call it, well, underperforming revenue out of Europe in particular. So we want revenue that we can – traffic partners that we can buy low and sell high. And what we’re doing is anticipating that we will get out of all of these deals where we buy high and sell low. That’s the basic – the basics of our strategy. And in doing so, we’re trying to replace that with much higher margin, first party and owned traffic. And so one of the things we ask all of you guys to be looking at is what percentage of our business comes from our proprietary traffic and what from third party. And we’ve been promising you that we would change that to a couple hundred basis points a quarter. And we way overachieved that this quarter and we hope we can do that again next quarter. And continue to do that until we change this paradigm from approximately one-third/two-thirds to more like two-thirds/one-third on the backs of at first a flattish business. But if we can do things right with extending toolbar longevity and toolbar download longevity, perhaps not only flattish business, but in future quarters a growing revenue top line with much higher margins.

<A – Lowell Robinson>: It’s Lowell. Let me just build on one – that with one comment and that is, we’ve gotten a lot of very favorable press with respect to the Condé Nast deal that we signed. But the issue sometimes is signing a deal and getting it implemented can take a little bit of time. So we are currently up on two of their sites, I think Vogue and GQ over in the UK, but getting it up on the rest of the sites will happen within the second quarter. The other question you asked was in terms of how much CapEx in the quarter. And CapEx was I believe $196,000 and that was well below what we spent in Q1 2006 of approximately 1.9 million.

<Q – Hagit Reindel>: Thank you.

Operator: And we’ll take our next question from Christa Quarles with Thomas Weisel Partners.

<Q – Christa Quarles>: Hi. Speaking on the toolbar theme. I was just wondering if you could, if you have any visibility in what you expect in terms of the ongoing rate of toolbar growth, i.e. the 700,000. Is that a good run rate? Or did you get a nice lift up? And then the monetization rate that you experienced in Q1. Is that something that is sustainable throughout the duration of the year or do you expect that to trend up? And then I was wondering if you could also answer two other questions. One is, what percentage of your direct traffic is monetized through Google today? And then, the other one is, what percentage of your toolbars are downloaded concurrent with something else, i.e. I am trying to get the turnover that you’ve mentioned a couple times earlier in the call. Thanks.

<A – Peter Corrao>: Wow, did you ever ask a lot of questions.

<Q – Christa Quarles>: I got them in my head in case you forget, so -

<A – Peter Corrao>: We’re trying to write them as you go. So, just whole numbers, we’re hoping that our toolbar growth actually exaggerates and it would exaggerate on the 700,000 as we learn more about expansions into other countries. So, for now we’re focused on expansion into kind of two places. One is the UK, the reason for that is it happens to look a lot like the US. It’s English speaking, it was sort of easy for us to do. We think if we’ve got our mojo down there and we – and we continue and we are by far the farthest along there. Then the second is the rest of continental Europe, France, Italy, Germany and Spain for the most part. And we think we can exaggerate that in upcoming quarters. And then the third piece, which we haven’t talked about at all but we are intending to grow into once we figure out the combinations on Western Europe, is other countries that we can expand to. Countries in South America have actually – our monetization partners actually asked us to expand there and into Australia. So we would look at those plus Asia at the same time. So we think we can keep the growth in toolbars going. And I think I said this on the last call, but our goal would be over an 18-month period. So sometime at the end of ‘08 to have Western Europe and the UK somewhere around the size of our American toolbars. And we think we’ll be able to achieve that and everything else would be incremental to that. That was one question.

The monetization rate, we just don’t know what we don’t know about that. We had two-thirds of Q1 revenue came from our new partner and one-third of Q1 revenue came from our old partner that we had apparently 8 or 9 years of history with. The lift was dramatic as you saw in our numbers. We think that what we’re seeing now is that the lift will tail off slightly but we think only slightly because of our partner’s ability to monetize Q1 versus Q2, part of the reason for our downward guidance, by the way. Generally speaking, though, our partner gets ever-higher RPCs, and generally speaking our partners still grow to a fare-thee-well when they monetize. So we too think that will continue to grow, but maybe not grow off of day one revenues that we got, which were exaggerated simply because we switched them over in January, which is apparently from what we’ve heard from our partner, January and Februarys are about the highest RPUs, or revenue per user, that they get. So, we’ve got that forecasted to come off slightly, but not precipitously and we’ll see how that plays out through future quarters. Hello?

<Q – Christa Quarles>: Hello.

<A – Peter Corrao>: Hang on, operator we’ve got – okay. Next was percent of direct traffic through Google. I’ll have to give you an estimate on this. And Peter [Weinberg] can get back with better numbers. But of our percentage of traffic, which goes through MIVA Direct that’s owned and operated traffic by us, about 85% of it is monetized through Google, which is virtually all of our direct type-in traffic is monetized through Google. And then around 15%, but that could be 80-20 and I’m dated a little on this information. And around 15% of our revenue comes from buttons and other marketing protocol that we have. And some of that can go through Google, but for the most part we tend to sell that on our own and for the most part we tend to sell that directly to the end user direct marketer. So, that’s that question. And I don’t see that changing.

<Q – Christa Quarles>: Okay.

<A – Peter Corrao>: The only thing I do see changing on that is, as we expand into our own websites, which we’re really excited about some of the luck we’ve had in the margins that we’re earning from our own operated websites. I could see those buttons on the toolbars being consumed more and more by us, because ultimately the highest value that we can get from the button may be by sending the traffic directly back to MIVA to try to generate, as an example, more JokeBanana viewers. So I could see us consuming more of that traffic ourselves, but only if we could sell them the viewer on Spill or JokeBanana at a higher rate. And then the percent downloaded, what was the last question regarding – ?

<Q – Christa Quarles>: The percentage of your toolbars that are downloaded concurrent with something else, so they may not have — while they were obviously aware that it was being downloaded but may not – was not the primary objective, I guess. And what I am really getting at here is trying to understand, what percentage of your business is high turnover versus lower turnover and just trying to understand the duration of toolbar, kind of, usage there?

<A – Peter Corrao>: Yeah, so, one, we’ve, I don’t know if we’ve got a problem. I think we’re amongst the best in the industry from what we’ve seen at the efficiency of buying toolbar traffic than saving the toolbars, but certainly you are on the right track here, which is if we could get a longer lifetime value and more – the consequence of that would be we would get more of our toolbar user, and we’re looking at that. What we’re looking at doing there is delivering with the toolbar other value-addeds. Perhaps, as an example, a start page. So, we don’t do this today, but if we were to deliver a toolbar that has enough value for us to create what we think is pretty fabulous in growing business here and with it we delivered a first class unique start page to the consumer, we think that we’d not only get the value of the monetization benefit from the toolbar download, but as the consumer de-installed their toolbar, we believe that they might not de-install their start page with it. So we haven’t yet made any predictions against that, but we’re doing everything we can to brand on the back end of the toolbars or deliver various and sundry products with it. Today, however, we really only deliver two things on the toolbars as of now. So, specifically to your question, what’s been done in the past. It’s almost always a toolbar and some access to one of our websites, like Screensavers. That’s what you get when you say, yeah, I’ll download and look here. In the future we hope to give the consumer more options, which will allow us more monetization, first and foremost, and then secondly, more longevity with the consumer that we download so we can get more bang for our buck. And of course, we have to do that by living up to all the standards that Google requires us.

<Q – Christa Quarles>: Okay, that’s very helpful. Just one follow-up, if I may. You indicated that the toolbar growth could exaggerate. Do you mean accelerate in terms of the 700,000 from Q1?

<A – Peter Corrao>: Yeah, as we learn more about, especially Western Europe or other European countries, we think once we get the combination down, we’ll pretty much open up the flood gate on ad spending for our guys, as soon as they have got what the combination is to get a return on it. They’re there in the UK. They understand it well enough now that we completely let our media buyers kind of run almost with an unlimited budget against our standards for the UK. Lowell and I have not yet let them do that for the rest of Europe, because on a country-by-country basis they just don’t know. But we would hope to get to a point where our toolbar expansion would be greater even than the 700,000 that you saw in this quarter, on a quarter-by-quarter basis.

<A – Peter Weinberg>: Operator, next caller please.

Operator: We’ll take our next question from [inaudible].

<Q>: Hey, guys, congrats on the outstanding execution in the quarter and the strong guidance. First question, I guess, is and it’s kind of more of schematic question, obviously there is a lot of interest in the digital marketing solutions and digital advertising industry overall, with potential consolidation and takeouts coming eminently. Wondering if you guys are seeing interest, and I’m putting it in the context of someone like a 24/7, which given our model for around EBITDA margins of 10% by Q4 of this year, you guys are similar in terms of those margins. And yet you’re obviously at a much, much, much cheaper valuation. And I’m wondering whether you guys are seeing similar sorts of interest? Thanks.

<A – Peter Corrao>: Well, you know, 24/7 has been rumored to have – you know what the rumors are [inaudible] with them buying them, right?

<Q>: Yeah.

<A – Peter Corrao>: So we haven’t had the likes of those that are rumored to be talking to 24/7 calling us. However, with the story that we’ve been telling, which we’ve really been able to actualize this quarter. We promised sort of profitability in Q3; here we come in Q1. Many of you guys have expected that we would be able to pull this off on the backs of switching from third party traffic to first party traffic. That’s come at an exaggerated rate. I would just say that we’ve – my phone since I took over has been ringing a lot because all the bottom fishers are out wanting to talk to us, to be honest with you. So every private equity guy in the world and every company on the cheap trying to pick up a consumer front has been calling. I would say, though, in the last – I don’t know, guys, what – the last two months I would say, since it looked like we would be able to execute against our plans, that the phone’s been ringing a little bit more. But we haven’t had a specific offer that we’ve had to – I don’t want to say that – I guess we have had one specific offer, Lowell, that we have taken to our Board and we have turned down. And the reason we’ve turned it down is our Board thinks that we can move forward the way we are and start to get 24/7-like value. When I say that, [inaudible] all I mean is that it’s interesting that it just happens that the moon and the stars have lined up right with their buyout potential. Their EBITDA on what revenues that have been pretty flat for the last year, is just about what we believe we will be able to make into Q3 and Q4.

<Q>: Yes.

<A – Peter Corrao>: And they sell, if you believe their buyout is going to happen somewhere between 600 million and 1 billion, then they’re trading I think for, what, four or five or six cents revenue on the same that we would be. That makes us an $800 million company.

<Q>: We’ll take it.

<A – Peter Corrao>: – from their lips to God’s ears, right?

<Q>: Right. All right, well, continued success.

<A – Peter Corrao>: Certainly, what we’re trying to do and I think where you’re heading, [inaudible] is we have had some interest, one interest that we had that I had to take to the Board, we turned it down. We don’t think we’re a $4.38 stock or whatever it was like we closed at today.

<Q>: Yes.

<A – Peter Corrao>: As you know, I believe we’re priced for yesterday, we’re not priced for tomorrow.

<Q>: Yes.

<A – Peter Corrao>: I think what we’ve come up with today is the first step at being priced for tomorrow instead of for yesterday.

<Q>: Yeah.

<A – Peter Corrao>: If we see some sort of lift off this maybe things could change, but for now, we’re trying to make a going and growing company that’s sustainable on its own. And we think the best way to do that is to continue to shift into first party traffic instead of being reliant on others in a bad business.

<Q>: Sounds good. Thanks again, guys, and continued success.

<A – Peter Corrao>: Thank you.

<A>: Thanks

Operator: [Operator Instructions] Mr. Weinberg, there appears to be no further questions. I’ll turn the call back over to you.

Peter Weinberg, Vice President, Investor Relations

Okay, thanks, Tom. This conference call contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Words or expressions such as plan, will, intend, believe, or expect or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Key risks are described in MIVA’s reports filed with the US Securities and Exchange Commission, including the Form 10-K for fiscal 2006 and its most recently filed quarterly report on Form 10-Q.

In addition, past performance cannot be relied upon to guide the future performance. The following factors among others could cause actual results to differ materially from those described in the forward-looking statements. The risk associated with the fact that we have material weaknesses in our internal control over financial reporting and they prevent us from being able to accurately report our financial results or prevent fraud. The risk that we are dependent on our ability to establish and maintain relationships with advertisers and advertising agencies. The risk that we have made significant investments in new initiatives that may not meet our expectations, terms of the viability, success or profitability of such initiatives. The risk that we will not be able to continue to enter into new online marketing relationships to drive qualified traffic to our advertisers. The risk that in early 2007 we replaced an advertisement fee provider that accounted for a significant portion of our revenue in 2006, which could result in reduced revenue. Risk that our average revenue per click has been decreasing over the past few years, which could materially adversely affect our revenues and results for operations. The risk that we rely on a patent license with Yahoo for certain portions of our Pay-Per-Click business. That concludes our call today. Thank you for listening.